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                                                                     EXHIBIT 3.2








                             ARTICLES OF CORRECTION

                                       OF                   [STAMP]

                                 CELEBRITY, INC.

         This correction is submitted pursuant to article 1302-7.02 of the Texas Miscellaneous Corporation Laws Act, by Celebrity, Inc., a Texas corporation, to correct a document that is an inaccurate record of an entity action, contains an inaccurate or erroneous statement, or was defectively or erroneously executed, sealed, acknowledged or verified.

                                  ARTICLE ONE

         The name of the entity is Celebrity, Inc. (the "Corporation").

                                   ARTICLE TWO

         The document to be corrected is the Corporation's Amended and Restated Articles of Incorporation (the "Restated Articles"), which instrument was filed in the Office of the Secretary of State of Texas on the 26th day of February, 1999.

                                  ARTICLE THREE

         The inaccuracy to be corrected is contained in the third paragraph of Article Four. The third paragraph of Article Four incorrectly states the number of shares of new common stock, par value $.01 per share (the "New Common Stock"), of the Corporation to be issued pursuant to the four-to-one reverse stock split (the "Reverse Split"), effectuated by the Restated Articles as 1,544,164 shares. The correct number of shares of New Common Stock to be issued pursuant to the Reverse Split is 1,544,166 shares.

                                  ARTICLE FOUR

         As corrected, the inaccurate, erroneous or defective portion of the document reads as follows:

                                  ARTICLE FOUR

         The aggregate number of shares of capital stock that the Corporation will have authority to issue is 35,000,000, 25,000,000 of which will be shares of Common Stock, having a par value of $.01 per share, and 10,000,000 of which will be shares of preferred stock, having a par value of $.01 per share.

         Preferred stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of preferred stock will be


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identical except as to the date of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of preferred stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

         Effective as of the close of business on the date of filing these Restated Articles (the "Effective Time"), the filing of these Restated Articles shall effect a reverse stock split (the "Reverse Stock Split") pursuant to which each share of common stock, par value $.01 per share (the "Old Common Stock"), of the Corporation currently issued shall be reclassified and converted into one-fourth of a share of common stock, par value $.01 per share (the "New Common Stock"), of the Corporation, thereby reducing the number of issued shares of Common Stock from 6,176,655 to 1,544,166 (with any fractional share equal to or greater than one-half being rounded up to the nearest whole share and any fractional share less than one-half being rounded down to the nearest whole share). The number of authorized shares and the par value of the New Common Stock as set forth in the first paragraph of this Article Four shall not be affected by the Reverse Stock Split. Each stock certificate that prior to the Effective Time represented shares of Old Common Stock shall, following the Effective Time, represent the number of shares of New Common Stock into which such shares of Old Common Stock shall have been converted.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Correction to be executed on its behalf by the undersigned officer effective as of March 26, 1999.

                                            CELEBRITY, INC.

                                            By: /s/ ROBERT H. PATTERSON, JR.
                                               ---------------------------------
                                               Robert H. Patterson, Jr.
                                               Chairman of the Board, President
                                                 and Chief Executive Officer

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